EXHIBIT 2.1

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS*

THIS MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTION (this “Agreement”) dated as of March 1, 2013 (the “Effective Date”), is by and between ECHELON RESORTS, LLC, a Nevada limited liability company (“Echelon”), and COAST HOTELS AND CASINOS, INC., a Nevada corporation (“Coast”, and collectively with Echelon, “Seller”), GENTING ASSETS, INC., a Delaware corporation (“Buyer”), and GENTING BERHAD, a Malaysian company (“Indemnitor”). Each of Seller and Buyer is referred to herein as a “party” and collectively as the “parties.”

ARTICLE 1: PURCHASE; PURCHASE PRICE

1.1    Certain Basic Terms.

(a)	Buyer/Indemnitor/NewCo Notice Addresses:

Genting Assets, Inc.
Attention: Tan Kong Han
c/o Genting Berhad
25th Floor, Wisma Genting
Jalan Sultan Ismail
50250 Kuala Lumpur, Malaysia
Telephone: (603) 2333 6888
Facsimile: (603) 2333 3132
Email: konghan.tan@genting.com

Genting Berhad
Attention: Tan Kong Han
25th Floor, Wisma Genting
Jalan Sultan Ismail
50250 Kuala Lumpur, Malaysia
Telephone: (603) 2333 6888
Facsimile: (603) 2333 3132
Email:  konghan.tan@genting.com

From and after the Closing:
3000 LVBLVD Holdings-I, LLC,
3000 LVBLVD Holdings-II, LLC
Attention: Tan Kong Han
25th Floor, Wisma Genting
Jalan Sultan Ismail
50250 Kuala Lumpur, Malaysia
Telephone: (603) 2333 6888
Facsimile: (603) 2333 3132
Email:  konghan.tan@genting.com

With a copy to:    Lionel Sawyer & Collins

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Attn: Jeffrey P. Zucker
Matthew Watson
300 S. Fourth Street, Suite 1700
Las Vegas, Nevada 89101
Telephone: (702) 383-8829
Facsimile: (702) 383-8845
Email: jzucker@lionelsawyer.com
mwatson@lionelsawyer.com

(b)    Seller and Notice Address:

Echelon Resorts, LLC
Attn: Keith Smith
Brian A. Larson
c/o Boyd Gaming Corporation
3883 Howard Hughes Parkway, 9th Floor
Las Vegas, Nevada 89169
Telephone: (702) 792-7200
Facsimile: (702) 792-7335
Email:     keithsmith@boydgaming.com
brianlarson@boydgaming.com

With a copy to:    Morrison & Foerster LLP
Attn: Brandon C. Parris
Jeffrey Washenko
425 Market Street
San Francisco, California 94105
Telephone: (415) 268-6617
Facsimile: (415) 268-7522
Email: bparris@mofo.com
jwashenko@mofo.com

(c)	Effective Date: The date set forth in the Preamble of this Agreement.

(d)	Purchase Price: Three Hundred Fifty Million Dollars ($350,000,000), consisting of the LVE Purchase Price (as defined below) and the Echelon Purchase Price (as defined below).

(e)
Closing Date:     Subject to the satisfaction or waiver of the conditions set out in Section 5.2, March 4, 2013, subject to any extensions provided for in Sections 3.3, and 3.6; or such other date as the Buyer and Seller mutually agree in writing shall be the Closing Date.

(f)	Title Company: First American Title Company
Attn: Troy Lochhead
3993 Howard Hughes Parkway, Suite 120
Las Vegas, Nevada 89169

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Telephone: (702) 251-5280
Facsimile: (702) 966-5848
Email: tlochhead@nevadatitle.com

(g)	Escrow Agent: Nevada Title Company
Attn: Troy Lochhead
3993 Howard Hughes Parkway, Suite 120
Las Vegas, Nevada 89169
Telephone: (702) 251-5280
Facsimile: (702) 966-5848
Email: tlochhead@nevadatitle.com

1.2    Creation of NewCos; Transfer of Property.

(a)    On the business day immediately prior to the Closing Date, Echelon shall duly form 3000 LVBLVD Holdings-I, LLC, a new Delaware limited liability company (“NewCo E”) and Coast shall duly form 3000 LVBLVD Holdings-II, LLC, a new Delaware limited liability company (“NewCo C”, and together with NewCo E, the “NewCos” and each individually a “NewCo”) in which such Seller owns one hundred percent (100%) of the membership interests.

(b)    On or prior to the Closing Date, Echelon agrees to transfer to NewCo E, and Coast agrees to transfer to NewCo C, as applicable, the following property (the “Property”):

(i)    That certain real property described in Exhibit A (the “Real Property”), together with all easements, hereditaments and appurtenances of the Real Property, including all covenants, conditions, restrictions, easements and/or rights-of-way relating thereto, and, without warranty (except as expressly set forth in Section 5.2(a) or incorporated into the Deeds), all right, title, and interest, if any, of Seller in and to the land lying within any street or roadway adjoining the Real Property or any vacated or hereafter vacated street or alley adjoining said Real Property. Conveyance of the Real Property shall be by deeds (the “Deeds”) substantially in the form of Exhibit B.

(ii)    All improvements, fixtures and any other structures located on the Real Property on the date of the Option Agreement (“Improvements”), and any and all personal property located on the Real Property on the date of the Option Agreement.

(iii)    All of Seller’s right, title and interest in and to all plans, specifications, and drawings relating to the Improvements or the aesthetic improvements required pursuant to Section 3.10 of the Development Agreement (as defined in the Option Agreement) and in the Seller’s possession or control (“Plans”) and all warranties relating to the Improvements.

(iv)    All of Seller’s right, title and interest in and to energy credits relating to the Echelon project, to the extent that Seller is able to convey such energy credits using its commercially reasonable efforts.

(v)    All of Seller’s right, title and interest in and to the Transferred Contracts (as defined in the Option Agreement).

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(c)    At the Closing, but subject to the satisfaction of the condition set forth in Section 5.2(e), Echelon agrees to transfer (or cause to be transferred) to NewCo E all of the LVE Assets (as defined below) except (i) the Line Extension Agreement and (ii) that certain Power Purchase Agreement between LVE and Echelon, dated April 26, 2007, that certain Energy Sales Agreement between LVE and Echelon, dated April 26, 2007, and that certain Periodic Fee Agreement between Echelon and LVE dated as of March 4, 2011, as the same may have heretofore been amended (collectively, the “Power Agreements”) (all such excluded assets, the “LVE Excluded Property”); provided, however, that if the Closing has occurred but the condition set forth in Section 5.2(e) is not satisfied on March 4, 2013, then, upon written notice to Buyer from Seller at any time on or prior to March 6, 2013 that the LVE Closing is ready to occur (such date, the “LVE Asset Closing Date”), then (i) Echelon will transfer (or cause to be transferred) all of the LVE Assets (other than the LVE Excluded Property) to 3000 LVBLVD Holdings-III, LLC, a new Delaware limited liability company (“NewCo III”) and (ii) Echelon will sell to Buyer and Buyer will purchase from Echelon all of the membership interests of NewCo III (the “NewCo III Membership Interests”), free and clear of all encumbrances, at the LVE Purchase Price on such date of notification.

(d)    If the LVE Closing has not occurred on or prior to March 6, 2013, then pursuant to the LVE Assignment Agreement (as defined in the Option Agreement) executed by Buyer in connection with the Option Exercise Notice (as defined in the Option Agreement), Seller shall have assigned all of its, and Buyer shall, automatically and without further action required by Buyer or any of its affiliates, have irrevocably accepted assignment (the “LVE Assignment”) of all of Seller’s, rights, interests and obligations under (x) that certain Asset Purchase Agreement to be entered into by and among LVE Energy Partners, LLC (“LVE”), Echelon and Boyd Gaming Corporation (the “LVE Asset Purchase Agreement”) relating to the sale of all of LVE’s assets pursuant to that letter agreement among such parties, dated March 4, 2011 (the “Original LVE Option Agreement”), as amended by a letter agreement dated January 27, 2013, or, in the event that the LVE Asset Purchase Agreement is no longer in effect, the Original LVE Option Agreement and that certain asset purchase agreement (the “Original LVE Asset Purchase Agreement”) attached to the Original LVE Option Agreement to be entered into by and among LVE, Echelon and Boyd Gaming Corporation upon exercise of the option set forth in the Original LVE Option Agreement, and (y) any other agreement, but solely to the extent assignable by Seller and at Buyer’s sole cost and expense, that is directly relevant to the transfer of the Purchased Assets (as defined in the LVE Asset Purchase Agreement) (the “LVE Assets”), to the use or construction of such assets and to terminate the Lease between Echelon and LVE dated as of April 26, 2007 (and all such assigned agreements (including the LVE Asset Purchase Agreement) shall be treated as a “Transferred Contract” for purposes of Section 9.18).

(e)    In the event of the LVE Assignment pursuant to Section 1.2(d), (i) Buyer and its affiliates will (A) at all times use commercially reasonable efforts to effect the LVE Closing (and any other transactions contemplated by the LVE Asset Purchase Agreement) as soon as possible in accordance with the terms of the LVE Asset Purchase Agreement, including pursuing all remedies against LVE (including to prevent the termination of the LVE Asset Purchase Agreement), with the reasonable documented legal fees and expenses in pursuing such remedies to be borne by Seller, and (B) not breach, waive any provisions of, or otherwise terminate, the LVE Asset Purchase Agreement without the prior written consent of Boyd Gaming Corporation (which may be given or withheld in Boyd Gaming Corporation’s sole and absolute discretion); provided, however, Buyer and NewCo E shall be permitted to terminate the LVE Asset Purchase Agreement if the closing thereunder has not occurred on or prior to December 6, 2013 (or, in the event that Buyer or NewCo E is obligated to pursue remedies against LVE in accordance with this Section 1.2(e), June 6, 2014)

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and (ii) the parties agree that this Agreement, including all of the provisions and defined terms hereof, and all of the applicable provisions of the Option Agreement, other than Section 1.2(c), 1.2(d) and this Section 1.2(e), shall be treated, ab initio, as if Seller had not agreed to sell or convey the LVE Assets to NewCo E or Buyer. Notwithstanding anything herein to the contrary, in no event shall Buyer and the NewCos be required to acquire the LVE Assets pursuant to the LVE Asset Purchase Agreement or the Original LVE Asset Purchase Agreement if to do so they would collectively have to pay more than One Hundred Eighty-Seven Million Dollars ($187,000,000) or acquire the LVE Excluded Property.

(f)    If Section 5.2(e) is satisfied at the Closing, all of the LVE Assets, except the LVE Excluded Property, shall be deemed part of the Property.

1.3    Purchase of Membership Interests. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer at the Closing, and Buyer agrees to purchase from Seller at the Closing, all of the membership interests in the NewCos (collectively, the “Purchased Interests”), free and clear of all encumbrances, which Purchased Interests shall be sold, assigned, transferred and delivered to Buyer for the Purchase Price.

1.4    Purchase Option Fee. Pursuant to that certain Amended and Restated Option Agreement dated as of February 27, 2013, by and among Seller, Buyer and Indemnitor (the “Option Agreement”), there has been deposited with the Escrow Agent an option fee in the amount of Ten Million Dollars ($10,000,000) (together with interest thereon, the “Option Fee”). Except to the limited extent provided for in Sections 3.5(ii), 3.6, 5.2 or 7.2, the Option Fee is absolutely non-refundable to Buyer and shall be retained by Seller if this Agreement terminates for any other reason. The Escrow Agent shall pay the Option Fee to Seller at and upon the Closing, which Option Fee shall be credited against the Purchase Price, or otherwise, to the party entitled to receive the Option Fee in accordance with Article 8.

ARTICLE 2: INSPECTIONS

2.1    Property Information and Approval. Seller has informed Buyer that, pursuant to the Option Agreement, Seller has provided to Buyer copies of the contracts and data in Seller’s possession or control pertaining to the Property (other than (i) any contracts or data for any period prior to May 2007 (except for contracts dated prior to May 2007 that, to Seller’s knowledge, are in full force and effect as of the Effective Date) or (ii) any of Seller’s income tax returns and related information; or information which is privileged, confidential or proprietary, including, but not limited to, internal memoranda, analyses and business plans; financial information; and correspondence and other materials to or from Seller’s attorneys and potential third party purchasers), and all information in its possession or control regarding (x) any pending litigation affecting the Property, (y) any litigation finally determined or settled within the past twelve (12) months and (z) any litigation affecting title or the environmental condition of the Real Property (all such provided contracts, data and information, collectively, the “Property Information”) prior to the Effective Date. Except as expressly set forth in the Option Agreement, Seller makes no representations or warranties as to the accuracy or completeness of the Property Information. Buyer is a sophisticated party experienced in large commercial transactions. Buyer has investigated and inspected the Property to its satisfaction and reviewed the Property Information and all other documents, records, reports, surveys, plans and specifications, title documents, governmental approvals, and other documentary information relating to the Property obtained by Buyer. Subject to Article 3 and Section 5.2 (a), (e) and (f), Buyer affirmatively and unconditionally approves all

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of the matters concerning the Property. If the Closing does not occur for any reason, Buyer shall deliver to Seller within five (5) days after the termination of this Agreement, copies of all third-party reports obtained by Buyer with respect to the Property, without warranty or representation, subject to any contractual obligations or restrictions.

2.2    Insurance and Indemnity. From and after the Effective Date, Buyer shall, or shall cause Buyer’s Agents to, maintain commercial general liability insurance, including broad form property damage, with limits of not less than Two Million Dollars ($2,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate in form and substance adequate to insure against all liability of Buyer and/or Buyer’s Agents, arising out of any entry or inspections of the Property pursuant to the Option Agreement, and Buyer shall provide Seller with evidence of such insurance coverage before any such entry, including evidence that Seller is an additional insured on the commercial general liability policy. If any inspection or test disturbs the Property, Buyer will promptly restore the Property to the same condition as existed before the inspection or test. BUYER AND INDEMNITOR, JOINTLY AND SEVERALLY, SHALL INDEMNIFY, DEFEND AND HOLD SELLER, SELLER’S AFFILIATES, AND THE PARTNERS, MEMBERS, SHAREHOLDERS, INVESTMENT MANAGERS, TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND LENDERS OF EACH OF THEM AND THEIR RESPECTIVE HEIRS, SUCCESSORS, PERSONAL REPRESENTATIVES AND ASSIGNS (COLLECTIVELY, “SELLER PARTIES”) AND THE PROPERTY HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COST OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) ARISING OUT OF OR RELATING TO ANY ENTRY ON THE PROPERTY BY BUYER OR BUYER’S AGENTS IN THE COURSE OF PERFORMING THE INSPECTIONS, TESTING OR INQUIRIES PROVIDED FOR IN THE OPTION AGREEMENT, INCLUDING WITHOUT LIMITATION DAMAGE TO THE PROPERTY OR RELEASE OF HAZARDOUS SUBSTANCES OR MATERIALS ONTO THE PROPERTY, EXCEPT THAT BUYER AND INDEMNITOR SHALL HAVE NO SUCH OBLIGATION TO INDEMNIFY FOR, OR ANY LIABILITY FOR (I) LATENT DEFECTS NOT CAUSED OR WORSENED BY BUYER OR INDEMNITOR, (II) SELLER'S OR ITS AGENTS’ ACTIONS OR INACTIONS, (III) HAZARDOUS SUBSTANCES NOT PLACED ON THE PROPERTY BY BUYER OR ITS AGENTS, OR (IV) THE MERE DISCOVERING OF CONDITIONS, FACTS OR CIRCUMSTANCES THAT ADVERSELY AFFECT (OR MAY ADVERSELY AFFECT) THE VALUE OF THE PROPERTY. THE FOREGOING INDEMNITY SHALL SURVIVE INDEFINITELY THE TERMINATION OF THIS AGREEMENT, OR THE CLOSING, INCLUDING THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEEDS, AND SHALL NOT BE DEEMED MERGED INTO ANY OF THE CLOSING DOCUMENTS.

2.3    Buyer’s Reliance on its Investigations and Release. The provisions of this Section 2.3 shall survive indefinitely the Closing, including the close of escrow and the recordation of the Deeds and shall not be deemed merged into any of the Closing documents.

(a)Buyer acknowledges and agrees that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT AS REFERRED TO IN SECTION 5.2(a), SELLER IS TRANSFERRING TO THE NEWCOS, AND THE NEWCOS ARE TAKING, THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ANY

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AND ALL LATENT AND PATENT DEFECTS, AND BUYER IS PURCHASING THE PURCHASED INTERESTS BASED UPON THE FOREGOING. BUYER ACKNOWLEDGES THAT IT IS SOLELY RELYING UPON ITS EXAMINATION OF THE PROPERTY AND IT IS NOT RELYING UPON ANY REPRESENTATION (OTHER THAN AS EXPRESSLY SET FORTH IN THE OPTION AGREEMENT), STATEMENT OR OTHER ASSERTION OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS OR BROKERS AS TO ANY MATTER CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY OR ANY IMPROVEMENTS, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY’S USE, HABITABILITY, MERCHANTABILITY, SUITABILITY, VALUE OR FITNESS OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY, (VII) THE PRESENCE OF HAZARDOUS MATERIALS (DEFINED BELOW) ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS ON THE REAL PROPERTY, (IX) THE CONDITION OF TITLE TO THE PROPERTY, AND (X) THE ECONOMICS OF THE OPERATION OF THE PROPERTY.

(b)WITHOUT LIMITING THE ABOVE, EXCEPT FOR BUYER’S RIGHTS UNDER SECTION 7.2 AND 9.17 AND THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN SECTION 5.2(a), BUYER, FOR AND ON BEHALF OF ITSELF, ANY ENTITY AFFILIATED WITH BUYER (INCLUDING, FROM AND AFTER CLOSING, THE NEWCOS) AND ITS SUCCESSORS AND ASSIGNS, WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER FULLY RELEASES AND DISCHARGES THE SELLER PARTIES FROM AND AGAINST ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS’ FEES AND COSTS) OF WHATEVER KIND OR NATURE, DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING AND FUTURE, CONTINGENT OR OTHERWISE (INCLUDING ANY ACTION OR PROCEEDING, BROUGHT OR THREATENED, OR ORDERED BY ANY APPROPRIATE GOVERNMENTAL ENTITY) THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH OR RELATING TO THE PROPERTY CONDITION, PRESENT OR PRIOR OPERATIONS OR CONDITIONS UPON OR UNDER THE PROPERTY OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING WITHOUT LIMITATION, THE PRESENCE, MISUSE, USE, DISPOSAL, GENERATION, RELEASE OR THREATENED RELEASE OF ANY HAZARDOUS OR TOXIC MATERIALS, CHEMICALS OR WASTES AT THE PROPERTY OR ANY SUBSTANCES REGULATED BY ANY ENVIRONMENTAL LAWS

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(COLLECTIVELY, “HAZARDOUS MATERIALS”), AND ANY LIABILITY OR CLAIM RELATED TO THE PROPERTY ARISING UNDER ANY ENVIRONMENTAL LAWS; PROVIDED HOWEVER, THE FOREGOING RELEASE SHALL NOT OPERATE TO RELEASE ANY CLAIM BY BUYER AGAINST ANY PERSON OR ENTITY OTHER THAN SELLER PARTIES. “ENVIRONMENTAL LAWS” SHALL MEAN THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 9601 et seq.), THE SUPERFUND AMENDMENTS AND REAUTHORIZATION ACT OF 1986, THE RESOURCE CONSERVATION AND RECOVERY ACT of 1976 (42 U.S.C. SECTION 6901 et seq.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251 et seq.), THE SAFE DRINKING WATER ACT (42 U.S.C. SECTION 300F et seq.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 5101 et seq.), THE TOXIC SUBSTANCES CONTROL ACT (15 U.S.C. SECTION 2601 et seq.), EACH AS AMENDED, OR ANY OTHER CAUSE OF ACTION BASED ON ANY OTHER STATE, LOCAL, OR FEDERAL ENVIRONMENTAL LAW, RULE OR REGULATION. FOR THE FOREGOING PURPOSES, BUYER HEREBY SPECIFICALLY WAIVES ANY LAW OF THE STATE OF NEVADA OR ANY OTHER STATE, TERRITORY OR JURISDICTION THAT PROVIDES SUBSTANTIALLY AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

BUYER HEREBY SPECIFICALLY ACKNOWLEDGES THAT BUYER HAS CAREFULLY REVIEWED THIS SUBSECTION AND DISCUSSED ITS IMPORT WITH LEGAL COUNSEL AND THAT THE PROVISIONS OF THIS SUBSECTION ARE A MATERIAL PART OF THIS AGREEMENT.

2.4    Buyer and Indemnitor hereby acknowledge that as of the Effective Date the Property contains partially constructed improvements. WITHOUT LIMITING ANYTHING CONTAINED IN THIS ARTICLE 2, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES REGARDING THE ADEQUACY OR PHYSICAL CONDITION OF ANY IMPROVEMENTS OR THEIR SUITABILITY FOR ANY INTENDED PURPOSE. BUYER AND INDEMNITOR, JOINTLY AND SEVERALLY, SHALL INDEMNIFY, DEFEND AND HOLD SELLER PARTIES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LIABILITIES, LOSSES, CLAIMS, LIENS, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) ARISING OUT OF OR RELATING TO THE PRESENCE, CONDITION OR USE (INCLUDING, WITHOUT LIMITATION, THE OCCUPANCY OR FURTHER CONSTRUCTION, MODIFICATION, OR DEMOLITION) BY BUYER, INDEMNITOR, ANY OF THEIR AFFILIATES OR SUCCESSORS OR ASSIGNS, OR ANY OTHER THIRD PARTY (OTHER THAN SELLER OR ITS AFFILIATES) AFTER THE EFFECTIVE DATE OF ANY IMPROVEMENTS. THE FOREGOING INDEMNITY SHALL SURVIVE INDEFINITELY THE CLOSING, INCLUDING THE CLOSE OF ESCROW AND THE RECORDATION OF THE DEEDS, AND SHALL NOT BE DEEMED MERGED INTO ANY OF THE CLOSING DOCUMENTS.

ARTICLE 3: TITLE AND ENVIRONMENTAL CONDITIONS

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3.1    Delivery of Title Report and Survey. Buyer acknowledges it has received (i) a Commitment for Title Insurance, Order No. 12-08-0158-DTL, issued by the Title Company on January 9, 2013 (the “Title Report”) covering the Real Property, together with copies of all documents referenced in the Title Report, (ii) a survey of the Property dated October 21, 2010 (revised November 11, 2010) and prepared by The Matthews Company (the “Survey”) and an Updated Survey (as defined in the Option Agreement). Buyer has approved all Option Agreement Permitted Exceptions (as defined under the Option Agreement) and all matters disclosed by the Survey, or that would be disclosed in an accurate updated survey or visibly apparent by a physical inspection of the Property.

3.2    Environmental Report. Buyer acknowledges it has received a copy of the Phase I Environmental Site Assessment for the Property (Project No. 10-01-245-001), dated November, 2010 and prepared by Broadbent & Associates, Inc. (the “ESA”) and approved all matters disclosed, or referenced, in the ESA.

3.3    New Title Conditions and New Environmental Conditions. If, after the Effective Date, but prior to Closing, Buyer (i) discovers or receives notice from the Title Company or Seller of any new title conditions recorded against the Property after the Effective Date (“New Title Conditions”) that were not previously included as exceptions to the Title Report or (ii) discovers or is notified of any new environmental conditions affecting the Property (“New Environmental Conditions”) that were not previously disclosed, or referenced, in the ESA, Buyer may deliver written notice of its objection to any such New Title Conditions or New Environmental Conditions (hereinafter referred to collectively as “New Conditions”) to Seller. Seller shall promptly notify Buyer in writing if Seller discovers or is notified of any New Conditions of which Buyer is not otherwise aware or has not otherwise been advised. For the purposes of this Agreement, “New Title Conditions,” “New Environmental Conditions,” and “New Conditions” shall mean only those new title conditions or new environmental conditions, as applicable, that meet each of the following conditions: (1) are not the result of Buyer’s or Buyer’s Agents’ acts, (2) do not constitute conditions or exceptions which Buyer or Buyer’s Agents had actual knowledge of as of the Effective Date, (3) do not constitute exceptions arising as a result of the Survey or any other survey of the Property (or any portion thereof) ordered by Buyer prior to the Effective Date, (4) have a material adverse effect on the overall development of the Property as a hotel casino (without considering any remediation), and (5) do not constitute Permitted Exceptions. Buyer shall advise Seller of its objections to any New Conditions by written notice within three (3) business days of learning of the same and no later than the Closing Date. Failure to timely provide such a notice of objections shall constitute an approval by Buyer of such New Conditions. Except as provided in Section 3.6, in the event Buyer gives Seller notice of Buyer’s objection to a New Condition that is received or deemed received by Seller fewer than eight (8) business days before the then-scheduled Closing Date, the Closing Date will be extended until the date that is eight (8) business days after Buyer’s notice of objection is received or deemed received by Seller.

3.4    Seller’s Response to Buyer’s Objection.    Seller shall have no obligation to cure any New Conditions except to the extent any such New Conditions are monetary liens encumbering the Property (other than such liens caused by Buyer or Buyer’s Agents) that may be removed by the payment of a liquidated sum, provided that in no event shall Seller be required to remove monetary liens in excess of Ten Million Dollars ($10,000,000) in the aggregate (excepting Seller’s Deed of Trust on the Property, amounts required to close the LVE Power Plant Transaction (as defined below) (subject to the effectiveness of the LVE Assignment Agreement) or any monetary

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lien affirmatively created by Seller after the Agreement Date (as defined in the Option Agreement), which liens Seller shall have the obligation to cause to be removed and which shall not be Permitted Exceptions. Seller shall have until the date which is three (3) business days after receipt by Seller of written notice by Buyer pursuant to Section 3.3 (“Seller Notice Date”) to give Buyer notice that (i) Seller will remove or cure such New Condition at Seller’s sole cost and expense (in which case, the Closing shall be extended pursuant to Section 3.6); or (ii) Seller elects not to cause such New Condition to be removed or cured. If Seller fails to give Buyer notice by the Seller Notice Date, then Seller shall be deemed to have elected to give Buyer notice under Section 3.4(ii) on the Seller Notice Date.

3.5    Buyer’s Waiver or Termination Right.    If Seller notifies Buyer (or is deemed to have notified Buyer) under Section 3.4(ii), Buyer may elect within three (3) business days after receipt (or deemed receipt) of Seller’s notice to (i) waive its objections to the applicable New Conditions and proceed with the purchase of the Purchased Interests subject to such New Conditions and without adjustment to the terms of this Agreement, including without limitation, the Purchase Price, or (ii) terminate this Agreement and receive a refund of the Option Fee, in which event neither party shall have any further rights or obligations hereunder (except as provided in Section 9.6). If Seller gives (or is deemed to give) Buyer notice under Section 3.4(ii), and Buyer fails to give Seller timely notice of its election within three (3) days after receipt of Seller’s notice, then Buyer shall be deemed to have waived its objections to the New Conditions as provided under Section 3.5(i) and Buyer will proceed with the purchase of the Purchased Interests subject to the New Conditions as provided in Section 3.5(i).

3.6    Cure by Seller.    If Seller elects to attempt to cure any New Condition, the date for Closing shall be automatically extended until Seller completes the cure, but in no event shall the extension exceed sixty (60) days after the anticipated Closing Date set forth in Section 1.1(e) (and such extended date of Closing shall be the Closing Date for purposes of this Agreement). If Seller shall give notice pursuant to Section 3.4(i) and shall fail to remove or cure any such New Conditions, then Buyer may elect to terminate this Agreement on the Closing Date, the Option Fee shall be returned to Buyer, and neither party shall have any further rights, liabilities or obligations hereunder except as provided in Section 9.6. Those items waived or approved by Buyer or deemed waived or approved by Buyer under the Option Agreement or this Agreement, including without limitation, the Option Agreement Permitted Exceptions and any New Conditions waived or approved by Buyer, are hereinafter referred to as the “Permitted Exceptions.”

3.7    Title Policy. Delivery of title to the Real Property to the NewCos shall be evidenced by the willingness of the Title Company to issue, at Closing, to the NewCos an ALTA 2006 extended coverage Owner’s Policy of Title Insurance (in the event Buyer shall have delivered to the Title Company an acceptable ALTA Survey of the Real Property) or an ALTA 2006 standard coverage or CLTA standard coverage Owner’s Policy of Title Insurance (in the event Buyer failed to deliver an acceptable ALTA Survey of the Property) (as applicable, the “Title Policy”), in the amount of the Purchase Price showing title to the Real Property vested in the NewCos, with such endorsements reasonably requested in good faith by Buyer (at its sole cost and expense), subject to: (i) the Permitted Exceptions, (ii) subdivision map(s) conditions, including conditions, covenants, restrictions and reservations imposed by Clark County or other governmental authorities or public utilities affecting the Real Property arising out of the approval of a parcel or subdivision map(s), provided that those covenants, conditions, restrictions or reservations are set forth on the map and excluding any easement that is in the Title Report and is not otherwise an Option Agreement Permitted Exception, (iii) non-delinquent liens for real estate taxes and assessments, (iv) any standard, preprinted

EXHIBIT 2.1

conditions or exceptions to the Title Policy required by the Title Company, (v) in the event that Buyer failed to deliver an acceptable ALTA Survey of the Real Property, any encroachments or exceptions to title which would be disclosed by an inspection and/or accurate survey of the Real Property, and (vi) any exceptions or matters created by Buyer or Buyer’s Agents.

ARTICLE 4: RISK OF LOSS

4.1    Ongoing Operations. Buyer acknowledges that as of the Effective Date, Seller conducts no business on the Property. During the pendency of this Agreement, Seller shall not be obligated to make, or cause the NewCos to make, any repairs or capital improvements to the Property or take, or cause the NewCos to take, any other actions with respect to the Property, except to the extent agreed to, in writing, between Buyer and Seller; provided, however, that Seller shall continue to secure and maintain the Property consistent with past practice through the Closing. Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller’s sole cost and expense, Seller’s existing policy or policies of insurance insuring the Property.

4.2     Casualty. In the event of any damage to or destruction of the Property or Improvements, or any portion thereof prior to the Closing, Buyer shall have no right to terminate this Agreement and shall be bound to purchase the Purchased Interests for the full Purchase Price as required by the terms of this Agreement, without regard to the occurrence or effect of any damage to or destruction of any Improvements; provided, however, that upon the Closing, Seller shall assign to the NewCos without representation or recourse Seller’s right to receive any casualty (but not liability) insurance proceeds payable with respect to such casualty under the policies of insurance maintained by Seller.

4.3    Condemnation. If, before the Closing, condemnation or eminent domain proceedings are commenced which would affect all or any portion of the Property, then this Agreement shall remain in full force and effect and the purchase contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this purchase, Seller shall (i) assign, transfer and set over to the NewCos all of the right, title and interest of Seller in and to any awards that pertain to the Property that have been or that may thereafter be made for such taking, (ii) give Buyer a credit at Closing for an amount equal to any condemnation awards collected by Seller as a result of any such condemnation, and (iii) receive a credit at Closing for any sums expended by Seller toward the restoration or repair of the Property if Buyer requested Seller to so restore or repair the Property. The provisions of this Section 4.3 shall survive indefinitely the Closing including the close of escrow and the recordation of the Deeds and shall not be deemed merged into any of the Closing documents.

ARTICLE 5: CLOSING

5.1    Closing and Escrow Instructions.

(a)The consummation of the sale of the Purchased Interests by Seller to Buyer as contemplated herein (collectively, the “Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur and Buyer’s funds shall be received by the Escrow Agent on or before 9:00 A.M. Pacific Time on the Closing Date.

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(b)Seller and Buyer agree to execute such reasonable additional and supplemental escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

(c)Each of the parties shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to effect the Closing and other transactions provided for herein and consummate the sale of the Purchased Interests by Seller to Buyer.

5.2    Conditions to the Parties’ Obligations to Close. The obligations of Seller, on the one hand, and Buyer, on the other hand, to consummate the Closing is subject to the satisfaction or waiver (by the relevant party) of the following conditions:

(a)    The other party’s representations and warranties contained in the this Agreement and the Option Agreement shall be true and correct in all respects as of the Closing Date, except for such failures which would not reasonably be expected to constitute, individually or in the aggregate, a material adverse effect on such party’s ability to perform its obligations under this Agreement or on the ability to develop of the Property as a hotel casino.

(b)    As of the Closing Date, the other party shall have performed its obligations hereunder in all material respects and all deliveries to be made at Closing have been tendered.

(c)    As of the Closing Date, there shall exist no insolvency, bankruptcy, reorganization or other similar proceedings, or assignments for the benefit of creditors, whether pending or threatened against the other party, that would materially and adversely affect the other party’s ability to perform its obligations under this Agreement.

(d)    As of the Closing Date, there shall exist (i) no pending or threatened action, suit or proceeding by any relevant governmental authority with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transaction contemplated hereby; or (ii) no temporary restraining order, permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition issued by any governmental authority of competent jurisdiction preventing the consummation of the transactions hereby.

(e)    The closing of the LVE Power Plant Transaction pursuant to the terms of the LVE Asset Purchase Agreement (the “LVE Closing”); provided, however, that if the LVE Closing has not occurred on March 4, 2013 and all of the other conditions set forth in this Section 5.2 have otherwise been satisfied, then this condition shall be of no effect and the parties shall proceed with and effect the Closing without the LVE Assets and at the Echelon Purchase Price in lieu of the Purchase Price.

(f)    Title Company shall have issued or irrevocably committed to issue the Title Policy to the NewCos at Closing, subject only to the Permitted Exceptions.

So long as a party is not in breach of its obligations hereunder, if the Closing has not occurred because any condition (other than the condition set forth in Section 5.2(e)) to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of March 4, 2013, such party may,

EXHIBIT 2.1

in its sole discretion, terminate this Agreement by delivering written notice to the other party on such date, or elect to close, notwithstanding the non-satisfaction of any such condition, in which event such party shall be deemed to have waived any such condition. If such party elects to close, notwithstanding the non-satisfaction of such condition, there shall be no liability on the part of the other party for breaches of any provisions of this Agreement which the party electing to close had knowledge as of the Closing. In the event this Agreement is terminated by Buyer for the failure of a condition in favor of Buyer as set forth above, the Option Fee shall be returned to Buyer.

5.3    Seller’s Deliveries in Escrow. On or before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a)    Reconveyance of Deed of Trust. The reconveyance of the Deed of Trust in favor of Bank of America, N.A., as Administrative Agent, executed by Bank of America, N.A. and in recordable form.

(b)    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require from Seller for the proper consummation of the transactions contemplated by this Agreement.

5.4    Seller Deliveries to Buyer. At the Closing, Seller shall deliver to Buyer the following:

(a)    Assignments. Such assignments executed by the applicable Seller and its wholly-owned NewCo as are necessary to convey to such NewCo all of such Seller’s right, title and interest in and to the Plans; such assignments and assumptions executed by the applicable Seller and its wholly-owned NewCo to transfer all of such Seller’s right, title and interest in and to any Transferred Contracts and such NewCo to assume all of such Seller’s obligations under and in any such Transferred Contract accruing after the Closing Date (collectively, the “Assignments”). The assignment of any Transferred Contract (including any amount payable to or for the benefit of the counterparty to any such Transferred Contract in order to obtain any required consent or approval to such assignment) shall be at Buyer’s sole cost and expense. Seller shall reasonably consult with Buyer in the negotiations with the counterparty, and shall obtain the prior written consent of Buyer in the event the counterparty imposes any conditions for granting its consent or approval to such assignment (including payment of any sum). Other than the Transferred Contracts neither Buyer nor any NewCo is assuming any obligations of Seller or any affiliated person. Without limiting the generality of the foregoing, neither Buyer nor any NewCo is assuming any obligation of Seller under the Power Agreements.

(b)    Purchased Interests. A counterpart, executed by Seller, of an assignment of membership interests evidencing the assignment and transfer to Buyer of the Purchased Interests.

(c)    FIRPTA. A Foreign Investment in Real Property Tax affidavit executed by the applicable Seller.

5.5    Buyer’s Deliveries in Escrow. On or before the Closing Date, Buyer shall deliver in escrow to the Escrow Agent the following:

(a)    Echelon Purchase Price. An amount equal to the Echelon Purchase Price less the Option Fee, plus or minus applicable prorations pursuant to Article 6, deposited by Buyer with the Escrow Agent in immediate, same‑day federal funds into the Escrow Agent’s escrow account. The

EXHIBIT 2.1

“Echelon Purchase Price” means the Purchase Price less the LVE Purchase Price (defined below) paid to LVE (or its designees).

(b)    LVE Purchase Price. An amount equal to the purchase amount to be paid to LVE (or its designees) under the terms of the LVE Asset Purchase Agreement or such revised amount as Seller shall notify Buyer in writing (which amount shall be equal to the amount payable to LVE by Echelon and Boyd Gaming Corporation) (“LVE Purchase Price”) deposited by Buyer with the Escrow Agent in immediate, same‑day federal funds into the Escrow Agent’s escrow account, which will be paid by the Escrow Agent to LVE (or its designee as notified in writing by Seller to Buyer) in consideration of NewCo E receiving title to the LVE Assets (other than the LVE Excluded Property) free and clear of any rights or obligations to LVE (the “LVE Power Plant Transaction”). In the event that the LVE Closing has not occurred on or prior to March 6, 2013, the provisions in Section 1.2(d) and 1.2(e) shall apply in lieu of this Section 5.5(b).
(c)    Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require from Buyer for the proper consummation of the transactions contemplated by this Agreement.

5.6    Buyer Deliveries to Seller. At the Closing, Buyer shall deliver to Seller the following:

(a)	Assignments. The Assignments executed by Buyer.

5.7    Closing Statements/Escrow Fees. At the Closing, Seller and Buyer shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

5.8    Possession.    Seller shall deliver possession of the Property to the NewCos at the Closing.

5.9    Closing Costs. At Closing, Seller shall pay the cost of recording the Deeds, the cost of the CLTA portion of the Title Policy, costs of recording instruments to cure title matters Seller has elected to cure or is required to cure pursuant to Section 3.4(i) or the Option Agreement and fifty percent (50%) of any escrow fees due in connection with the transaction contemplated by this Agreement. Buyer shall pay the premium for the extended coverage portion of the Title Policy and any endorsements requested by Buyer, the cost of any survey update obtained by Buyer, all other (if any) costs of recording and fifty percent (50%) of any escrow fees due in connection with the transaction contemplated by this Agreement. All other closing costs will be allocated between Buyer and Seller in accordance with customary practice in Clark County, Nevada as determined by the Escrow Agent. Each party shall pay its own attorneys’ fees. Other costs, fees, charges, and expenses shall be borne and paid as provided in this Agreement or in the absence of such provision, shall be borne and paid by the party that has incurred such cost, fee, charge or expense in connection with the transaction contemplated by this Agreement. Buyer and Seller shall each pay fifty percent (50%) of any real property transfer taxes assessed in connection with transfer of the Real Property by Seller to the NewCos or the sale of the Purchased Interests to Buyer, whether assessed at Closing or hereafter.

5.10    Close of Escrow. Upon satisfaction or completion of the foregoing conditions and deliveries, the parties shall direct the Escrow Agent to immediately deliver the documents described above to the appropriate parties and make disbursements according to the closing statements executed by Seller and Buyer.

EXHIBIT 2.1

5.11    Post Closing.

(a)    Buyer shall have until the date that is thirty (30) days after the Effective Date to notify Seller in writing if Buyer is willing to have one or both NewCos assume and have the Electric Line Extension and Service Agreement dated as of March 22, 2007 by and between Echelon and Nevada Power Company and related agreements (the “Line Extension Agreement”) assigned to such NewCos. In the event that Buyer elects to cause the NewCos to assume the Line Extension Agreement, Echelon and the applicable NewCos shall promptly thereafter enter into an assignment and assumption agreement in form and substance reasonably satisfactory to the parties as is necessary to assign the customer’s right title and interest in the Line Extension Agreement and to effect such NewCos’ assumption of all of the customer’s obligations thereunder, and thereupon, the Line Extension Agreement shall be considered a Transferred Contract for all purposes of this Agreement.

(b)    In the event that Buyer does not cause NewCo E to assume the Line Extension Agreement, Buyer shall, and shall cause NewCo E to, assist Echelon, at no cost to Buyer or NewCo E, in the negotiation of the termination of the Line Extension Agreement or in the delivery of those easements and rights of way provided for in the Line Extension Agreement.

(c)    Following the Closing, Buyer will discuss the Improvement Phasing Agreement with the Clark County Public Works and determine the impact of Exception 49 on Schedule B of the Title Commitment (as defined in the Option Agreement) and Seller shall use its commercially reasonable efforts to assist in any change or removal, if desired by Buyer, of such exception during the sixty (60) day period following the Closing.

(d)     Echelon, on its own behalf and as successor to California Hotel and Casino, is a party to a Reconveyance and Donation Agreement with the County of Clark (the “County”), dated November 20, 2007 (“Reconveyance Agreement”). Promptly after the Closing the parties shall apply to the County to consent to the assignment of the Reconveyance Agreement to NewCo E and shall use all commercially reasonable efforts to obtain such consent. Promptly upon obtaining such consent Seller shall assign the Reconveyance Agreement to NewCo E.

ARTICLE 6: PRORATIONS AND BROKERAGE COMMISSIONS

6.1    Prorations.  The day of Closing shall belong to Buyer and the NewCos and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day immediately prior to the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited to Buyer or charged to Buyer as applicable and the portion thereof applicable to periods ending as of Closing shall be credited to Seller or charged to Seller as applicable.

(a)    Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet due and payable shall be prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing. Notwithstanding anything seemingly to the contrary contained herein, Buyer and the NewCos shall be solely responsible for and shall assume any and all ad valorem taxes relating to a subsequent change in usage or ownership of the Property, whether by reason of this conveyance or otherwise.

EXHIBIT 2.1

(b)    Utilities. Seller shall arrange for a billing through to the date of Closing under all utility service contracts, if any, and Seller shall pay the resultant bills. In the event any utility service contracts extend over periods beyond the Closing the same shall be prorated on a per diem basis.

6.2    Sale Commissions. Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction, other than a finder of the Seller (“Finder”). Seller shall pay any compensation owed to Finder pursuant to a separate arrangement. IF ANY OTHER CLAIM IS MADE FOR BROKER’S OR FINDER’S FEES OR COMMISSIONS IN CONNECTION WITH THE NEGOTIATION, EXECUTION OR CONSUMMATION OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EACH OF SELLER, AS FIRST PARTY, AND BUYER AND INDEMNITOR, TOGETHER AS THE SECOND PARTY, SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY FROM AND AGAINST ANY SUCH CLAIM BASED UPON ANY STATEMENT, REPRESENTATION OR AGREEMENT OF SUCH PARTY.

The provisions of this Article 6 shall survive indefinitely the Closing, including the close of escrow and the recordation of the Deeds and shall not be deemed merged into any of the Closing documents.

ARTICLE 7: DEFAULT

7.1    Default by Buyer. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A FAILURE TO CONSUMMATE THE TRANSACTION DUE TO BUYER’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT THAT SUCH BREACH WOULD CAUSE ANY OF THE CONDITIONS TO THE OBLIGATIONS OF SELLER AS PROVIDED IN THIS AGREEMENT TO FAIL TO BE SATISFIED, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE OPTION FEE IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN THE EVENT OF BUYER’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO THE EXTENT THAT SUCH BREACH WOULD CAUSE ANY OF THE CONDITIONS TO THE OBLIGATIONS OF SELLER AS PROVIDED IN THIS AGREEMENT TO FAIL TO BE SATISFIED. IN THE EVENT BUYER FAILS TO COMPLETE THE PURCHASE OF THE PURCHASED INTERESTS UPON THE SATISFACTION OF BUYER’S OBLIGATIONS SET FORTH IN THIS AGREEMENT, SELLER’S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THIS AGREEMENT, IN WHICH EVENT THE OPTION FEE PAID BY BUYER UNDER THE OPTION AGREEMENT SHALL BE LIQUIDATED DAMAGES AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT AS PROVIDED IN SECTION 9.6. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR A PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES

EXHIBIT 2.1

OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 7.1 IS NOT INTENDED TO LIMIT EITHER PARTY’S RIGHTS UNDER SECTION 9.2.

Initials:
	Seller	Buyer

7.2    Default by Seller. THE PARTIES HAVE AGREED THAT BUYER’S ACTUAL DAMAGES IN THE EVENT OF A FAILURE TO CONSUMMATE THE SALE DUE TO SELLER’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, TO THE EXTENT THAT SUCH BREACH WOULD CAUSE ANY OF THE CONDITIONS TO THE OBLIGATIONS OF BUYER TO ACQUIRE THE PURCHASED INTERESTS AS PROVIDED IN THIS AGREEEMENT TO FAIL TO BE SATISFIED, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, SUBJECT TO SECTION 9.17, TEN MILLION DOLLARS ($10,000,000) (IN ADDITION TO THE RETURN OF THE OPTION FEE) IS A REASONABLE ESTIMATE OF THE DAMAGES THAT BUYER WOULD INCUR IN THE EVENT OF SELLER’S BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO THE EXTENT THAT SUCH BREACH WOULD CAUSE ANY OF THE CONDITIONS TO THE OBLIGATIONS OF BUYER TO ACQUIRE THE PURCHASED INTERESTS AS PROVIDED IN THIS AGREEMENT TO FAIL TO BE SATISFIED. IN THE EVENT SELLER FAILS TO CONVEY THE PROPERTY TO THE NEWCOS OR SELL AND CONVEY THE PURCHASED INTERESTS TO BUYER UPON THE SATISFACTION OF THE CONDITIONS TO SELLER’S OBLIGATIONS SET FORTH IN THIS AGREEMENT, BUYER MAY, SUBJECT TO SECTION 9.17, AS ITS SOLE AND EXCLUSIVE REMEDY FOR SUCH FAILURE, TERMINATE THIS AGREEMENT, IN WHICH EVENT BUYER SHALL BE ENTITLED TO THE RETURN BY ESCROW AGENT TO BUYER OF THE OPTION FEE AND SELLER SHALL PAY TO BUYER TEN MILLION DOLLARS ($10,000,000) AS LIQUIDATED DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR A PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THIS SECTION 7.2 IS NOT INTENDED TO LIMIT EITHER PARTY’S RIGHTS UNDER SECTION 9.2.

Initials:
	Seller	Buyer

THE PARTIES ACKNOWLEDGE THAT IN THE EVENT BUYER TERMINATES THIS AGREEMENT PURSUANT TO SECTIONS 3.5(ii), 3.6 or 5.2, BUYER WILL BE ENTITLED TO THE RETURN OF THE OPTION FEE, BUT BUYER SHALL HAVE NO RIGHT TO RECEIVE THE TEN MILLION DOLLARS ($10,000,000) IN LIQUIDATED DAMAGES DESCRIBED IN THIS SECTION 7.2.

EXHIBIT 2.1

ARTICLE 8: OPTION FEE

8.1    Release of Option Fee Upon Termination. Notwithstanding anything to the contrary contained in the Option Agreement, the terms and conditions of this Article 8 shall govern the Escrow Agent’s treatment and disbursement of the Option Fee from and after the Effective Date. Upon a termination of this Agreement pursuant to Sections 3.5(ii), 3.6, 5.2, 7.1 or 7.2, Seller (in the case of a termination of this Agreement pursuant to Section 7.1) or Buyer (in the case of a termination of this Agreement pursuant to either Sections 3.5(ii), 3.6, 5.2 or 7.2) may give written notice to the Escrow Agent and the other party of such termination and the reason for such termination. Such written notice of termination shall also constitute a request for the release of the Option Fee in accordance with the terms of this Agreement and, following the expiration of the Dispute Period, the Escrow Agent shall promptly deliver the Option Fee to the party entitled to receive it under this Agreement. In the event a party, in good faith, provides written notice to the other parties and the Escrow Agent of a dispute concerning the termination of the Agreement within five (5) business days of the purported termination of this Agreement (the “Dispute Period”), then the Escrow Agent shall retain the Option Fee until it receives written instructions executed by both Seller and Buyer as to the disposition and disbursement of the Option Fee, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Option Fee to a particular party, in which event the Option Fee shall be delivered by the Escrow Agent in accordance with such notice, instruction, order, decree or judgment.

8.2    Interpleader. Seller and Buyer mutually agree that in the event of any controversy regarding the Option Fee, unless mutual written instructions are received by the Escrow Agent directing the disposition of the Option Fee, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Option Fee or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Option Fee with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Buyer, whichever loses in any such finally adjudicated, non-appealable interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with Section 9.10.

8.3    Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller, Buyer or NewCo resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 9: MISCELLANEOUS

9.1    Parties Bound. Except for an assignment expressly permitted under this Section, neither Buyer nor Indemnitor shall assign this Agreement without the prior written consent of Seller,

EXHIBIT 2.1

in its sole discretion. Buyer may assign this Agreement to an affiliate or subsidiary of Buyer, over which Buyer or Indemnitor owns a majority interest (directly or indirectly) and has management control. Notwithstanding any permitted assignment of this Agreement by Buyer or Seller, in no event shall Buyer or Indemnitor be released from any of their respective obligations (including any indemnification obligations) or liabilities under this Agreement. Any prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

9.2    Confidentiality and Public Announcement or Disclosure.

(a) The Confidentiality and Non-Disclosure Agreement between Boyd Gaming Corporation and Logan Rock Limited, an affiliate of Buyer and Indemnitor dated as of December 20, 2012, shall be incorporated herein as if fully set forth, shall bind the parties and NewCo and shall continue for such period of time as stated in such Agreement.

(b)    Except as provided in the Confidentiality Agreement or except as required by any law, rule or regulation, including any securities exchange, neither party shall make any public announcement or disclosure of this Agreement or any information related to this Agreement, the Option Agreement or the Closing, if any, to outside brokers or third parties, on or before the Closing, without the prior written consent of the other party.

9.3    Headings; References; Interpretations.  The article, section and other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof. References to Articles, Sections, Exhibits or Schedules herein are to the Article, Section, Exhibit or Schedule of or to this Agreement, unless otherwise indicated. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity. The phrases “has delivered,” “has made available,” “has provided” and any similar phrases, as they relate to information or documents delivered, made available or provided by Seller to Buyer, shall be understood to mean that such information or documents have been either physically delivered by Seller to Buyer or posted by Seller to its electronic data room for review by Buyer.

9.4    Partial Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

9.5    Governing Law.  This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the State of Nevada.  Exclusive venue for any action, disputes or claims brought regarding this Agreement shall be in the state and federal courts located in Clark County, Nevada; provided, however, that any action, dispute or claim regarding this Agreement against or involving Indemnitor shall be determined by arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules. The number of arbitrators shall be three (3). The place of arbitration shall be San Francisco, California. The language of the arbitration shall be English. Within thirty (30) days after the

EXHIBIT 2.1

commencement of arbitration, each party shall appoint one person to serve as an arbitrator. The two arbitrators shall then appoint the presiding arbitrator within twenty (20) days of their appointment. If any arbitrators are not selected within these time periods, the ICDR shall, at the written request of any party, complete the appointments that have not been made.

9.6    Survival, Limitation of Liability. Unless otherwise expressly stated in this Agreement, each of the covenants, obligations, representations, warranties and agreements contained in this Agreement, including the representations and warranties set forth in the Option Agreement which are incorporated pursuant to Section 5.2(a), shall survive the Closing and the execution and delivery of the Closing documents required hereunder only for a period of twelve (12) months immediately following the Closing Date; provided, however, the provisions of Sections 1.3(c), 1.3(d), 2.2, 2.4, and 4.3, the last sentence of Section 5.9, Section 5.11(d), Article 6, and this Article 9 (excluding Sections 9.21 and 9.22) shall survive the termination of this Agreement or the Closing, whichever occurs, and shall not be merged, until the applicable statute of limitations with respect to any claim, cause of action, suit or other action relating thereto shall have fully and finally expired. Any claim based upon a breach of this Agreement shall be actionable or enforceable if and only if notice of such claim is given to the party which allegedly breached such covenant, obligation, or agreement within the survival period specified above and the party bringing such claim is permitted to do so as specifically contemplated in this Agreement. Notwithstanding anything in this Agreement to the contrary, (i) during the period prior to the earlier of the Closing or the termination of this Agreement, Buyer’s rights and Seller’s sole liability for any breach by Seller of this Agreement shall be as set forth in Section 7.2, and (ii) following the Closing, (x) Seller shall only be liable for actual monetary damages actually suffered by Buyer or a NewCo as a direct result of a breach by Seller of this Agreement or for the failure of any representation or warranty of Seller set forth in the Option Agreement to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates) and (y) Seller’s maximum liability for any and all monetary damages suffered by Buyer and the NewCos as a result of a breach by Seller of this Agreement or for the failure of any representation or warranty of Seller set forth in the Option Agreement to be true and correct as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates) is Ten Million Dollars ($10,000,000) in the aggregate, provided, however, that Seller shall have no liability for any claim for monetary damages directly suffered by Buyer and the NewCos unless the aggregate amount of such damages in respect of such claim exceeds Twenty Five Thousand Dollars ($25,000), and provided further, however, that the amount of any such monetary damages for which Seller may be held liable will be net of any insurance proceeds received by Buyer or NewCo as an offset against such damages.

9.7    No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree or otherwise, other than the NewCos.

9.8    Entirety and Amendments.  The Option Agreement and this Agreement, together with the exhibits and schedules attached thereto and hereto, embody the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Purchased Interests and the Property except for the Confidentiality Agreement binding on Buyer and Seller, which shall not be superseded by this Agreement. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

9.9    Time. Time is of the essence in the performance of this Agreement.

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9.10    Attorneys’ Fees.  Should either party or either NewCo employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party in such action or dispute, all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.  The prevailing party in any such final judgment who has been successful with regard to the main issue, even if that party did not prevail on all the issues. Any judgment or order entered in any final judgment shall contain a specific provision providing for the recovery of all costs and expenses of suit, including actual attorneys' fees incurred in enforcing, perfecting and executing such judgment. This Section 9.10 shall survive indefinitely the Closing, including the close of escrow and the recordation of the Deeds and shall not be deemed merged into any of the Closing documents, or the termination of this Agreement.

9.11    Notices.  All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered when actually received or, if earlier, delivery is first attempted, (b) sent by facsimile or email in PDF format, with written confirmation by overnight or first class mail, in which case notice shall be deemed delivered on the date received, if received during business hours on a business day at the location of receipt and otherwise on the next business day in such location, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. Any notice sent by facsimile, email or personal delivery and delivered after 5:00 p.m. Pacific Time shall be deemed received on the next business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

9.12    Construction. The parties acknowledge that this Agreement has been freely negotiated by both parties, that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.13    Calculation of Time Periods. All references to time are to Pacific Time Zone time (“Pacific Time”) unless expressly stated otherwise. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the State of Nevada or the legal holidays in the Malaysia set forth on Schedule 9.13), in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Pacific Time.

9.14    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement.  To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile or email in PDF format counterparts of the signature pages, which shall be deemed an original.

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9.15    JURY TRIAL WAIVER. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING (I) BROUGHT BY ANY PARTY OR ANY OTHER PARTY, RELATING TO (A) THIS AGREEMENT AND/OR ANY UNDERSTANDINGS OR PRIOR DEALINGS BETWEEN THE PARTIES HERETO, OR (B) THE PROPERTY OR ANY PART THEREOF, OR (II) TO WHICH SELLER IS A PARTY. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONSTITUTES A WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY PURSUANT TO ANY APPLICABLE STATE STATUTES.

9.16    Limitation of Liability. The obligations of Seller shall not be personally binding upon, nor shall any resort be had to, the private properties of any of its trustees, officers, directors or shareholders, the general partners, officers, directors or shareholders thereof, or any employees or agents of Seller. The provisions of this Section 9.16 shall survive indefinitely the Closing, including the close of escrow and the recordation of the Deeds and shall not be deemed merged into any of the Closing documents.

9.17    Specific Performance.  Buyer, Seller and Indemnitor each agree that, in lieu of any remedies available to such party under this Agreement, in the event Seller breaches any of the terms of this Agreement, to the extent that such breach would cause any of the conditions to the obligations of Buyer in this Agreement to fail to be satisfied or otherwise prevent the NewCos from acquiring the Property or Buyer from acquiring the Purchased Interests pursuant to the terms of this Agreement, then Buyer shall be entitled to elect to seek to specifically enforce such provisions and such election to seek specific performance shall be Buyer’s and Indemnitor’s sole and exclusive remedy for such breach, and if any order for specific performance has been granted, under no circumstances, will Buyer or Indemnitor be permitted or entitled to obtain any other remedy, including without limitation, the remedies available under Section 7.2; provided, however, that (x) in no event will Buyer or Indemnitor be permitted to seek specific performance for another party’s obligations under this Agreement in the event that Buyer or Indemnitor is otherwise in breach of the provisions of this Agreement, and (y) to the extent that Buyer is seeking to cause Seller to specifically perform any obligation and such obligation involves or relates to the enforcement of rights against third parties, then, notwithstanding anything herein to the contrary, in no event will Buyer or Indemnitor be permitted to cause Seller to take, nor will Seller be obligated to take, any actions beyond Seller’s commercially reasonable efforts to enforce such rights that Seller has with any such third party.

9.18    Indemnity. Indemnitor shall indemnify and hold harmless Seller, Seller’s affiliates, and the officers, directors, members, shareholders, managers, agents and employees of each of them and their respective heirs, successors, personal representatives and assigns (collectively, “Seller Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, without limitation, reasonable attorney’s fees) suffered by any Seller Indemnified Party under or in respect of any Transferred Contract in respect of any period from and after the Closing.

9.19    Submission. The submission of this Agreement for examination and/or execution hereof by Buyer does not constitute a reservation of or option for the Purchased Interests and this Agreement becomes effective only upon execution and delivery thereof by Buyer and Seller.

9.20    Further Assurances. Each party shall execute and cause to be delivered to each other party such instruments and other documents as are reasonable and customary, and shall take such

EXHIBIT 2.1

other actions, as such other party may reasonably request (prior to, at or after the Closing), at the cost and expense of the requesting party, for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

9.21    Representations and Warranties Regarding the NewCos.

(a)	Seller represents and warrants to Buyer as of the Closing Date that:

(i)Organization. Each NewCo is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

(ii)Ownership. The Purchased Interests are duly authorized, validly issued and fully paid and constitute all of the outstanding and authorized membership interests of the NewCos. The Purchased Interests are owned by Seller free and clear of any liens, purchase agreements, or other restrictions or encumbrances. Neither NewCo has granted to any person, any warrant, option, contract or any right or privilege capable of becoming an agreement, warrant, option or contract, for the purchase, subscription, allotment or issue of any interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of such NewCo.

(iii)No Indebtedness. Neither NewCo has any outstanding indebtedness or liabilities, other than as provided for in, or in connection with the transactions contemplated by, this Agreement.

(iv)No Business. Neither NewCo has conducted any business or operations since its formation.

(b)	Seller represents and warrants to Buyer as of the LVE Asset Closing Date that:

(i)    Organization. NewCo III is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

(ii)    Ownership. The NewCo III Purchased Interests are duly authorized, validly issued and fully paid and constitute all of the outstanding and authorized membership interests of the NewCo III. The NewCo Purchased Interests are owned by Echelon free and clear of any liens, purchase agreements, or other restrictions or encumbrances. NewCo III has not granted to any person, any warrant, option, contract or any right or privilege capable of becoming an agreement, warrant, option or contract, for the purchase, subscription, allotment or issue of any interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of NewCo III .

(iii)    No Indebtedness. NewCo III has no outstanding indebtedness or liabilities, other than as provided for in, or in connection with the transactions contemplated by, this Agreement.

(iv)    No Business. NewCo III has not conducted any business or operations since its formation.

9.22	Representations and Warranties of Buyer.

(a)	Buyer represents and warrants to Seller as of the Closing Date that:

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(i)Securities Act. The Purchased Interests purchased by Buyer pursuant to this Agreement are being acquired for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Purchased Interests in a manner that would violate the registration requirements of the Securities Act of 1933.

(b)	Buyer represents and warrants to Seller as of the LVE Asset Closing Date that:

(i)Securities Act. The NewCo III Purchased Interests purchased by Buyer pursuant to this Agreement are being acquired for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the NewCo III Purchased Interests in a manner that would violate the registration requirements of the Securities Act of 1933.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written below.

SELLER:	ECHELON RESORTS, LLC, a Nevada limited liability company By: /s/ Brian A. Larson Name: Brian A. Larson Title: Senior Vice President and Secretary Date: March 1, 2013
COAST HOTELS AND CASINOS, INC., a Nevada corporation By: /s/ Brian A. Larson Name: Brian A. Larson Title: Senior Vice President and Secretary Date: March 1, 2013

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BUYER:	GENTING ASSETS, INC., a Delaware corporation By: /s/ Tan Kong Han Name: Tan Kong Han Title: Director Date: March 1, 2013
INDEMNITOR:	GENTING BERHAD, a Malaysian company By: /s/ Tan Kong Han Name: Tan Kong Han Title: President and COO Date: March 1, 2013

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Escrow Agent has executed this Agreement in order to confirm that Escrow Agent shall act as escrowee with respect to and hold in escrow the Option Fee and the interest earned thereon, and shall disburse the Option Fee and the interest earned thereon, pursuant to the provisions of Article 8.

NEVADA TITLE COMPANY By: /s/ Troy Lochhead Name: Troy Lochehead Title: Senior Vice President Date: March 1, 2013

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K; a copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.